Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 333-70394-01) of the Williams Coal Seam Gas Royalty Trust and in the related Prospectus of our reports dated March 14, 2006, with respect to the financial statements of the Williams Coal Seam Gas Royalty Trust, the Trustee’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Williams Coal Seam Gas Royalty Trust included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ ERNST & YOUNG LLP
Tulsa, Oklahoma
March 14, 2006